EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tennessee Commerce Bancorp, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-148415) on Form S-8 of Tennessee Commerce Bancorp, Inc. of our reports dated April 17, 2008, with respect to the consolidated balance sheets of Tennessee Commerce Bancorp, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Tennessee Commerce Bancorp, Inc.

Our report dated April 17, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expressed an opinion that Tennessee Commerce Bancorp, Inc. and subsidiaries had not maintained effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ KraftCPAs PLLC

Nashville, Tennessee

April 17, 2008